UNITED STATES

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Airgas, Inc.

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[Letter to Be Sent to Certain Shareholders]

June 16, 2014

Dear Fellow Airgas Shareholder:

Airgas is once again facing a shareholder proposal in furtherance of the Harvard Shareholder Rights Project’s effort to eliminate all classified boards. Last year, this same precatory proposal received the support of barely a majority – 50.07% – of our outstanding shares, down from just 56% in the previous year. In both years, the results were far short of the 67% of outstanding shares vote required to amend the classified board provisions of Airgas’ certificate of incorporation and by-laws. I firmly believe that if the governance committees of more institutions had been willing to evaluate Airgas and this proposal through the same lens as their portfolio managers who know our company best, there would have been even less support for this proposal.

There are plenty of academic studies that would cast doubt on the ones cited by the Shareholder Rights Project. But academic studies about the impact a classified board structure may or may not have on future shareholder value are just that – academic. At Airgas, we have a real-world experience proving the value of a classified board in staving off a grossly inadequate, unsolicited takeover attempt. Our board has passed the accountability test with flying colors, has earned the trust of its shareholders, and, utilizing its classified board structure, was able to greatly enhance value for the benefit of our shareholders.

Had Air Products obtained a majority of the Airgas Board seats at the 2010 Annual Meeting, they might well have been able to steal Airgas for $65.50 per share – the then-current bid. The staggered board made all the difference. In a deal-pressure situation, even though acquirer-nominated directors are fiduciaries of the target company shareholders, such newly-elected directors may well have believed that accepting a deal at $65.50 would have been a proper or necessary discharge of their fiduciary duties. Yet, with time and thanks to the staggered board, we have seen how wrong they would have been.

The purpose of this letter is to urge our shareholders to hit the “pause button”; think about this issue in the context of Airgas and our very real experience with the value our classified board has helped create; and resist the impulse to follow the one-size-fits-all approach urged by those that will not devote the time or thought to make case-by-case determinations, even on critically important issues like this.1 We urge you instead to vote AGAINST the declassification proposal; and vote FOR the election of each of our nominees. Consider the following:

•	Airgas is not just any company resisting the efforts of academics and proxy advisors to dictate how companies should be run. We are a company that has lived through a hostile takeover attempt based on a grossly inadequate offer and, thanks to our classified board structure, ultimately created enormous value for our shareholders.

•	On February 14, 2011, the day before the Delaware Chancery Court ruled in our favor and Air Products withdrew its $70 best and final offer, Airgas shares closed at $63.32 per share. Just four-and-a-half months later, on June 30, 2011, Airgas shares surpassed that $70 offer, closing at $70.04. Today, Airgas shares trade at well over $100.

•	While our classified board structure was important to our defense against a grossly inadequate offer, our Board did not hide passively behind our defenses. To the contrary:

•	After the three Air Products nominees were elected to our Board in September 2010, the Board agreed to the naming of a third investment banker to opine on the adequacy of the Air Products offer.

•	Credit Suisse, after a thorough evaluation of Airgas, its business plan and the Air Products offer, concluded, as had Goldman Sachs and Bank of America Merrill Lynch, that the offer was inadequate. The three directors who had been nominated by Air Products joined their fellow Board members in unanimously rejecting the offer.

•	Ultimately, what our classified board structure did was to give our Board the time and opportunity to act in the manner that Chancellor Chandler, in denying all claims asserted by Air Products, described as a “quintessential example” of a board “acting in good faith and in accordance with their fiduciary duties.” I give that evaluation more credence than a formulaic governance score and I would hope that you do too.

•	Not surprisingly, the Supporting Statement submitted by the Harvard University Shareholder Rights Project on behalf of the Illinois State Board of Investment makes no mention of Airgas’ experience, even though this is a proposal to restructure the Airgas Board.

[1]	In his July 11, 2013 remarks at a conference of the Society of Corporate Secretaries & Governance Professionals, SEC Commissioner Daniel M. Gallagher said, “It is troubling to think that institutional investors, particularly investment advisers, are treating their responsibility akin to a compliance function carried out through rote reliance on proxy advisory firm advice rather than actively researching the proposals before them and ensuring that their votes further their clients’ interests.”

•	Instead, our shareholders are being urged to vote for the proposal because academic studies that are seven to twelve years old, many conducted by the professor behind the Shareholder Rights Project, found various “associations” between classified boards and lower firm valuations, lower gains to shareholders, value-decreasing acquisition decisions, lower sensitivity of compensation to performance, and lower sensitivity of CEO turnover to firm performance[2].

•	The response to these dated materials should be, “Don’t tell me about ‘associations’, tell me about Airgas – tell me how much shareholder value would have been lost at Airgas were it not for its classified board structure.”

•	In our more than 27 years as a public company, Airgas has delivered compounded annual returns to shareholders of 19%, ranking us among the highest in the S&P 500 over that time – a remarkable track record. Throughout the entirety of this period, the directors who have overseen this tremendous outperformance have had the benefit of a classified board structure.

•	We have taken a disciplined approach to growing the business and have never restated earnings. Our incentive compensation plans and equity incentive plans run deep into the organization, and our Directors, myself included, have a meaningful ownership position in Airgas, aligning our interests well with those of our shareholders.

This year, our shareholders will also face a precatory proposal submitted by a shareholder asking our Board to change the vote standard for director elections from plurality voting to majority voting. In our view, this is part of a two-pronged attack on Airgas’ staggered board and for all the reasons that we believe our shareholders should reject the proposal to declassify our board, we urge our shareholders to reject this proposal as well. Given our real world experience and our Board’s track record of shareholder value creation, we believe there is no compelling reason to put shareholder value at risk by changing our voting standard – one that has been in place since our initial public offering in 1986.

Our director nominees withstood enormous pressure when they held firm against a grossly inadequate offer in an ultimately successful effort to create greater shareholder value than the offer represented. Our shareholders have benefited – tangibly and enormously – from our Board’s oversight under the current structures. There is no doubt in my mind that our nominees deserve your enthusiastic support and that we deserve the opportunity to continue to run the business under the oversight of a battle-tested board in its current structure.

[2]	Other studies have concluded just the opposite, that “Firms with staggered boards have higher net profit margins, higher dividend yields and higher share repurchases” (Lawrence D. Brown & Marcus L. Caylor, “Corporate Governance and Firm Performance”, December 7, 2004 at page 23) and have suggested that “ a more circumspect policy approach be adopted by some governance practitioners and academics whose recent calls for the abolition of this common governance provision seem unwarranted and potentially damaging for shareholders.” (Thomas W. Bates, David A. Becher & Michael L. Lemmon, “Board Classification and Managerial Entrenchment: Evidence from the Market for Corporate Control”, April 2007 at page 31).

We look forward to the opportunity to engage with you in discussion about these proposals in the coming weeks.

Thank you for your consideration and your faith in our company and its Board of Directors.

Sincerely,

Peter McCausland
Executive Chairman

For more information on Airgas, please visit www.airgas.com. Stockholders are urged to read the definitive proxy statement for Airgas’ 2014 annual meeting when it becomes available and any other relevant documents filed by Airgas with the Securities and Exchange Commission because they will contain important information. The definitive proxy statement will be sent to the Company’s stockholders. In addition, you will be able to obtain the documents free of charge at the website maintained by the SEC at www.sec.gov. Also, you may obtain documents filed with the SEC by the Company free of charge by requesting them in writing from Airgas, Inc., 259 N. Radnor-Chester Road, Suite 100, Radnor, Pennsylvania 19087-8675, Attention: Secretary, or by telephone at (610) 687-5253.

Airgas, and its directors and executive officers, may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in connection with the proposals to be presented at the 2014 annual meeting. Information about the directors and executive officers of the Company and their ownership of Airgas stock is set forth in the proxy statement for Airgas’ 2013 annual meeting of stockholders and Airgas’ 2014 annual report on Form 10-K filed with the SEC on May 29, 2014. These documents can be obtained free of charge from the sources indicated above. Additional information regarding the interests of these participants in any proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will also be included in the definitive proxy statement for the 2014 annual meeting and any other relevant documents to be filed with the SEC when they become available.